[Letterhead]

EXHIBIT NO. 10.2

January __, 2002

Michael J. Cheshire

c/o Michael S. Sirkin, Esq.

Proskauer Rose LLP

1585 Broadway

NY, NY 10036

Dear Mr. Cheshire:

This letter agreement (this "Agreement") constitutes the entire agreement between Gerber Scientific, Inc. (the "Parent Company") and all of its affiliates and subsidiaries, including but not limited to, Gerber Scientific Products, Inc., Spandex PLC, Gerber Technology, Inc. and Gerber Coburn Optical, Inc. (collectively the "Subsidiaries" each individually a "Company" and together with the Parent Company the "Companies") and you regarding the separation of your employment relationship with the Companies.

1. Resignation. (a) The Companies and you agree that: (1) you shall be deemed to have voluntarily ceased to be employed as President, Chief Executive Officer and Chief Operating Officer of the Parent Company and ceased to hold any position whatsoever in any of the Companies, including Director and Officerships, and you shall also be deemed to have resigned as a member of the Board of Directors of Gerber Scientific, Inc., all effective as of November 29, 2001, (the "Separation Date"); (2) your resignations are irrevocable; and (3) at the time you execute this letter you will execute the resignation letter in Attachment (A).

(b) It is acknowledged and agreed by you and the Companies that your resignation is not the result of any disagreement with the Company or any of its Subsidiaries, nor does it relate to their respective operations, policies or practices.

2. Death. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms set forth in this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

3. Expense Reimbursement. On or before December 20, 2001 you shall submit final documented expense reports reflecting all reimbursable travel, entertainment and other business expenses that you have incurred up to and including the Separation Date, if any, for which you seek reimbursement. The Companies, as applicable, shall reimburse your expenses pursuant to company policy and regular business practice.

4. Property of the Companies. You acknowledge that as of the Separation Date you did not retain or destroy, and have returned to the Companies, as applicable, any and all property of the Companies, as the case may be, in your possession or subject to your control on or before the Separation Date, including but not limited to keys, credit and identification cards, computers, Company files and information, all other files and documents relating to any or all of the Companies, their respective plans or business, contracts, personal items or equipment provided to you for your use, together with all written or recorded materials, documents, computer disks, plans, records, notes or other papers belonging to any or all of the Companies, other than a computer monitor, docking station and printer. You acknowledge you did not make, distribute or retain any such information or property. The Company agrees that you may retain the computer monitor, docking station and printer that you have retained, and that the Company will return to you the laptop computer which you have returned to the Company, which you may also retain. This equipment is provided to you on an "as is" basis without warranty or support except for any unexpired manufacturer's warranties which shall be your responsibility to pursue, if applicable.

5. Release of Claims. Except as otherwise set forth in this Agreement, you hereby release, acquit and forever discharge each of the Companies and their respective affiliates, and their successors and assigns, and any and all current, former and future directors, officers, agents, attorneys, servants, employees and shareholders thereof, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages and obligations of every kind and nature, in law, equity or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date hereof, including but not limited to any and all: (a) claims and demands directly or indirectly arising out of or in any way connected with your employment; (b) claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in any of the Companies, vacation pay, fringe benefits, expense reimbursements, sabbatical benefits, severance benefits, or any other form of compensation; (c) claims pursuant to any federal, state or local law or cause of action, including but not limited to the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended ("ADEA"), the Americans with Disabilities Act of 1990, as amended, tort law, contract law, wrongful discharge, discrimination, fraud, defamation, emotional distress and breach of the implied covenant of good faith and fair dealing; and (d) claims or demands for future damages based on the alleged continuation of the effects of any such past agreements, events, acts or conduct. The foregoing shall not release the Companies from any claim for indemnification by the Companies arising as a result of your service as an officer and/or director of the Companies (or as a fiduciary of any benefit plan of the Companies) under the Companies' s Bylaws, Charter, by contract or as required by applicable law, or for benefits from any applicable liability insurance coverage for officers and/or directors (or fiduciaries of benefit plans) of the Companies.

6. ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, and that the terms of this Agreement have been written in a manner that you understand. You also acknowledge that the consideration given for the waiver herein is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised in this writing that: (a) your waiver and release does not apply to any claims that may arise after you sign this Agreement; (b) you have the right to consult with an attorney prior to executing this Agreement and have done so; (c) you have twenty-one (21) days within which to consider the agreement set forth in this Agreement (although you may choose to voluntarily execute this Agreement earlier); (d) you have seven (7) days following the execution of this Agreement to revoke this Agreement by written notice to the President of the Parent Company; (e) any and all provisions of this Agreement concerning waiver of your rights under the ADEA shall not be effective until the date when you waive such rights in writing or upon the date which the revocation period has expired, which expiration shall be the eighth day after this Agreement is executed by you.

7. Confidential Information. You shall continue to be bound by the terms of the Employee Confidentiality and Inventions Agreement you executed as of February 24, 1997, to the extent those terms extend beyond the termination of your employment; provided however, that nothing in such agreement will prevent you from disclosing information which you are required to disclose pursuant to a valid and effective subpoena or order issued by a court of competent jurisdiction.

8. Severance Benefits. As consideration for you keeping and performing your covenants and agreements hereunder, the Parent Company shall pay the amounts and provide the benefits specified in the Severance Policy for Senior Officers of Gerber Scientific, Inc. and its Domestic Subsidiaries (the "Severance Policy"), to which you would have been entitled had your employment with the Companies been terminated by the Companies without "Cause" (as defined in the Severance Policy). For avoidance of doubt, the amounts payable pursuant to Section C(2) of the Severance Policy are set forth on Attachment B and you do hereby acknowledge that those amounts are correct and represent the full amount of cash payments due you under the Severance Policy and any other contract or agreement you may have with the Companies. Such amounts are subject to reduction in accordance with Section C(4) of the Severance Policy in the event you obtain other employment during the Severance Period, and are subject to forfeiture if you engage in certain activities as described in Section D of the Severance Policy. You are also entitled to receive the health (medical and dental) insurance coverage and life insurance coverage provided in Section C(3) of the Severance Policy. In addition to the foregoing, you shall be entitled to receive 7/12 of the amount, if any, that you would have been entitled to receive under the terms of the Companies' Annual Incentive Bonus Plan (the "Bonus Plan"), had you remained an employee of the Companies through May 30, 2002 based on the performance of the Companies for the 12-month period ending on that date, based on the terms of the Bonus Plan, including the targets established under the Bonus Plan, as of November 29, 2001.

9. REPRESENTATION. YOU ACKNOWLEDGE AND REPRESENT THAT YOU UNDERSTAND THAT THIS AGREEMENT RESTRICTS YOUR RIGHTS AND CREATES DUTIES AND OBLIGATIONS ENFORCEABLE AGAINST YOU. YOU FURTHER REPRESENT AND ACKNOWLEDGE THAT YOU HAVE CAREFULLY READ THIS AGREEMENT AND UNDERSTAND ALL OF ITS TERMS, CONDITIONS AND RAMIFICATIONS AND THAT YOU HAVE CONSULTED WITH AN ATTORNEY WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT.

10. Other Compensation and Benefits. Except as expressly provided herein, and except for any benefits that you may be entitled to receive under any of the Companies' retirement plans, including its Supplemental Pension Benefits Plan (the "SERP"), and its Deferred Compensation Plan, you acknowledge that you will not receive any additional compensation, severance, stock options, stock or benefits from any of the Companies, notwithstanding any prior agreements or policies of any of the Companies to the contrary. Payment under the Companies' Deferred Compensation Plan shall be made to you within 30 days after the date of this Agreement. You further acknowledge that the benefits provided under this Agreement are in excess of and shall be in lieu of any and all termination, separation, severance or similar benefits that you might be entitled to including such benefits as provided in the Severance Policy.

11. Withholding. All payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law.

12. Amendment. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing and signed by the President of the Parent Company and by you.

13. Entire Agreement. You represent and agree that you fully understand this Agreement, are satisfied with it, and have signed this Agreement of your own free will and not as the result of any threats, intimidation or coercion by any of the Companies or any of their respective representatives. You further acknowledge and agree that any prior representations, promises or agreements between you and any of the Companies relating to the subject matter of this Agreement, including but not limited to the employment agreement between you and the Parent Company dated as of January 29, 1997, as amended, and the change in control agreement between you and the Parent Company dated as of July 14, 1999, are hereby extinguished; that there are no oral or written representations, promises or agreements between you and any of the Companies other than those set forth herein; and that this Agreement constitutes the entire and only agreement on the subject matters covered herein. The foregoing shall not serve to release the Companies from any claim under Section 4(C) of the change in control agreement dated as of July 14, 1999 relating to any US excise taxes which might be imposed with respect to the benefits payable hereunder.

14. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Connecticut without regard to conflicts of law principles thereof.

15. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or unenforceability of any other provisions of this Agreement, which shall remain in full force and effect.

16. Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. In the event of your death prior to the completion of all payments due to you under this Agreement, the payments being made to you pursuant to Section 8 of this Agreement shall continue to be made to your estate or beneficiary as provided in Section C(5) of the Severance Policy, and payments pursuant to the SERP shall be made as provided under the SERP. This Agreement shall also be binding upon, inure to the benefit of and be enforceable by any successor of each of the Companies by reason of any merger, consolidation or sale of substantially all of the assets, dissolution, debt foreclosure or other reorganization of any of the Companies.

17. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the undersigned the enclosed copy of this letter, which will then constitute our agreement on this subject.

Very truly yours,

Gerber Scientific, Inc.

By: ____________________________________

Marc T. Giles

President and Chief Executive Officer

Understood and Agreed:

___________________________________

Michael J. Cheshire

________________________________

Date:

As of November 29, 2001

To: The Board of Directors of Gerber Scientific, Inc.

I, Michael J. Cheshire, herby formally tender my resignation as President, Chief Executive Officer and Chief Operating Officer of Gerber Scientific, Inc. and any and all other officer positions and directorships in affiliated companies of Gerber Scientific, Inc., effective as of November 29, 2001.

Very truly yours,

Michael J. Cheshire

EAGLE SCHEDULE

Component A
550,000.00
52	WEEKS	TOTAL SAL
10,576.9231	104	1,100,000.00
Component B
75%		TOTAL BONUS
412,500.00	2	825,000.00

Total		1,925,000.00

wk #	w/e date	pay date	amount		bonus guarantee		Total Weekly Payment	Prior Payment	Remaining Payment
1	2-Dec-01	5-Dec-01	2,115.38		-		2,115.38	-1,586.54	528.85	retro
2	9-Dec-01	12-Dec-01	10,576.92		-		10,576.92	-7,932.69	2,644.23	retro
3	16-Dec-01	19-Dec-01	10,576.92		-		10,576.92	-7,932.69	2,644.23	retro
4	23-Dec-01	26-Dec-01	10,576.92		-		10,576.92	-7,932.69	2,644.23	retro
5	30-Dec-01	2-Jan-02	10,576.92		-		10,576.92	-7,932.69	2,644.23	retro
6	6-Jan-02	9-Jan-02	10,576.92		-		10,576.92	-7,932.69	2,644.23	retro
7	13-Jan-02	16-Jan-02	10,576.92		-		10,576.92	-7,932.69	2,644.23	retro
8	20-Jan-02	23-Jan-02	10,576.92		-		10,576.92	-7,932.69	2,644.23	retro
9	27-Jan-02	30-Jan-02	10,576.92		-		10,576.92	??	??	??
10	3-Feb-02	6-Feb-02	10,576.92		-		10,576.92	salary
11	10-Feb-02	13-Feb-02	10,576.92		-		10,576.92	paid
12	17-Feb-02	20-Feb-02	10,576.92		-		10,576.92	prior to
13	24-Feb-02	27-Feb-02	10,576.92		-		10,576.92	execution
14	3-Mar-02	6-Mar-02	10,576.92		-		10,576.92	of
15	10-Mar-02	13-Mar-02	10,576.92		-		10,576.92	agreement
16	17-Mar-02	20-Mar-02	10,576.92		-		10,576.92
17	24-Mar-02	27-Mar-02	10,576.92		-		10,576.92
18	31-Mar-02	3-Apr-02	10,576.92		-		10,576.92
19	7-Apr-02	10-Apr-02	10,576.92		-		10,576.92
20	14-Apr-02	17-Apr-02	10,576.92		-		10,576.92
21	21-Apr-02	24-Apr-02	10,576.92		-		10,576.92
22	28-Apr-02	1-May-02	10,576.92		-		10,576.92
23	5-May-02	8-May-02	10,576.92		-		10,576.92
24	12-May-02	15-May-02	10,576.92		-		10,576.92
25	19-May-02	22-May-02	10,576.92		-		10,576.92
26	26-May-02	29-May-02	10,576.92		-		10,576.92
27	2-Jun-02	5-Jun-02	10,576.92		-		10,576.92
28	9-Jun-02	12-Jun-02	10,576.92		-		10,576.92
29	16-Jun-02	19-Jun-02	10,576.92		-		10,576.92
30	23-Jun-02	26-Jun-02	10,576.92		-		10,576.92
31	30-Jun-02	3-Jul-02	10,576.92	+	171,875.00	=	182,451.92	includes 5/12 of FY02 bonus
32	7-Jul-02	10-Jul-02	10,576.92		-		10,576.92
33	14-Jul-02	17-Jul-02	10,576.92		-		10,576.92
34	21-Jul-02	24-Jul-02	10,576.92		-		10,576.92
35	28-Jul-02	31-Jul-02	10,576.92		-		10,576.92
36	4-Aug-02	7-Aug-02	10,576.92		-		10,576.92
37	11-Aug-02	14-Aug-02	10,576.92		-		10,576.92
38	18-Aug-02	21-Aug-02	10,576.92		-		10,576.92
39	25-Aug-02	28-Aug-02	10,576.92		-		10,576.92
40	1-Sep-02	4-Sep-02	10,576.92		-		10,576.92
41	8-Sep-02	11-Sep-02	10,576.92		-		10,576.92
42	15-Sep-02	18-Sep-02	10,576.92		-		10,576.92
43	22-Sep-02	25-Sep-02	10,576.92		-		10,576.92
44	29-Sep-02	2-Oct-02	10,576.92		-		10,576.92
45	6-Oct-02	9-Oct-02	10,576.92		-		10,576.92
46	13-Oct-02	16-Oct-02	10,576.92		-		10,576.92
47	20-Oct-02	23-Oct-02	10,576.92		-		10,576.92
48	27-Oct-02	30-Oct-02	10,576.92		-		10,576.92
49	3-Nov-02	6-Nov-02	10,576.92		-		10,576.92
50	10-Nov-02	13-Nov-02	10,576.92		-		10,576.92
51	17-Nov-02	20-Nov-02	10,576.92		-		10,576.92
52	24-Nov-02	27-Nov-02	10,576.92		-		10,576.92
53	1-Dec-02	4-Dec-02	10,576.92		-		10,576.92
54	8-Dec-02	11-Dec-02	10,576.92		-		10,576.92
55	15-Dec-02	18-Dec-02	10,576.92		-		10,576.92
56	22-Dec-02	25-Dec-02	10,576.92		-		10,576.92
57	29-Dec-02	1-Jan-03	10,576.92		-		10,576.92
58	5-Jan-03	8-Jan-03	10,576.92		-		10,576.92
59	12-Jan-03	15-Jan-03	10,576.92		-		10,576.92
60	19-Jan-03	22-Jan-03	10,576.92		-		10,576.92
61	26-Jan-03	29-Jan-03	10,576.92		-		10,576.92
62	2-Feb-03	5-Feb-03	10,576.92		-		10,576.92
63	9-Feb-03	12-Feb-03	10,576.92		-		10,576.92
64	16-Feb-03	19-Feb-03	10,576.92		-		10,576.92
65	23-Feb-03	26-Feb-03	10,576.92		-		10,576.92
66	2-Mar-03	5-Mar-03	10,576.92		-		10,576.92
67	9-Mar-03	12-Mar-03	10,576.92		-		10,576.92
68	16-Mar-03	19-Mar-03	10,576.92		-		10,576.92
69	23-Mar-03	26-Mar-03	10,576.92		-		10,576.92
70	30-Mar-03	2-Apr-03	10,576.92		-		10,576.92
71	6-Apr-03	9-Apr-03	10,576.92		-		10,576.92
72	13-Apr-03	16-Apr-03	10,576.92		-		10,576.92
73	20-Apr-03	23-Apr-03	10,576.92		-		10,576.92
74	27-Apr-03	30-Apr-03	10,576.92		-		10,576.92
75	4-May-03	7-May-03	10,576.92		-		10,576.92
76	11-May-03	14-May-03	10,576.92		-		10,576.92
77	18-May-03	21-May-03	10,576.92		-		10,576.92
78	25-May-03	28-May-03	10,576.92		-		10,576.92
79	1-Jun-03	4-Jun-03	10,576.92		-		10,576.92
80	8-Jun-03	11-Jun-03	10,576.92		-		10,576.92
81	15-Jun-03	18-Jun-03	10,576.92		-		10,576.92
82	22-Jun-03	25-Jun-03	10,576.92	+	412,500.00	=	423,076.92	includes full FY03 bonus
83	29-Jun-03	2-Jul-03	10,576.92		-		10,576.92
84	6-Jul-03	9-Jul-03	10,576.92		-		10,576.92
85	13-Jul-03	16-Jul-03	10,576.92		-		10,576.92
86	20-Jul-03	23-Jul-03	10,576.92		-		10,576.92
87	27-Jul-03	30-Jul-03	10,576.92		-		10,576.92
88	3-Aug-03	6-Aug-03	10,576.92		-		10,576.92
89	10-Aug-03	13-Aug-03	10,576.92		-		10,576.92
90	17-Aug-03	20-Aug-03	10,576.92		-		10,576.92
91	24-Aug-03	27-Aug-03	10,576.92		-		10,576.92
92	31-Aug-03	3-Sep-03	10,576.92		-		10,576.92
93	7-Sep-03	10-Sep-03	10,576.92		-		10,576.92
94	14-Sep-03	17-Sep-03	10,576.92		-		10,576.92
95	21-Sep-03	24-Sep-03	10,576.92		-		10,576.92
96	28-Sep-03	1-Oct-03	10,576.92		-		10,576.92
97	5-Oct-03	8-Oct-03	10,576.92		-		10,576.92
98	12-Oct-03	15-Oct-03	10,576.92		-		10,576.92
99	19-Oct-03	22-Oct-03	10,576.92		-		10,576.92
100	26-Oct-03	29-Oct-03	10,576.92		-		10,576.92
101	2-Nov-03	5-Nov-03	10,576.92		-		10,576.92
102	9-Nov-03	12-Nov-03	10,576.92		-		10,576.92
103	16-Nov-03	19-Nov-03	10,576.92		-		10,576.92
104	23-Nov-03	26-Nov-03	10,576.92		-		10,576.92
105	30-Nov-03	3-Dec-03	8,461.54	+	-		8,461.54
SPECIAL		30-Jun-04	0.00		240,625.00		240,625.00	includes 7/12 of FY04 bonus
		Total:	$1,100,000.00	+	$ 825,000.00	=	$ 1,925,000.00